WAIVER AND AMENDMENT NO. 2 TO

LOAN AND SECURITY AGREEMENT

THIS WAIVER AND AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT (“Amendment”) is dated as of March 30, 2010 and is by and between BANK OF AMERICA, N.A., (“Lender”), and SRI/SURGICAL EXPRESS, INC., a Florida corporation (“Borrower”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the Loan Agreement referred to herein below.

W I T N E S S E T H:

WHEREAS, Lender and Borrower have entered into certain financing arrangements pursuant to the Loan and Security Agreement dated as of August 7, 2008 between Borrower and Lender (as amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”);

WHEREAS, an Event of Default is in existence under the Loan Agreement as a result of Borrower’s failure as of December 31, 2009 and any period prior to such date to maintain a Tangible Net Worth greater than or equal to the Minimum Tangible Net Worth in violation of Section 14(a) of the Loan Agreement, resulting in an Event of Default under subsection 15(b) of the Loan Agreement (the “Existing Event of Default”);

WHEREAS, Borrower has requested that Lender waive the Event of Default described above and amend the Loan Agreement in certain respects, as more particularly set forth herein; and Lender has agreed to the foregoing, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the respective parties hereto hereby agree as follows:

1. Waiver. In reliance upon the representations and warranties of Borrower set forth in Section 4 below and subject to the conditions to effectiveness set forth in Section 3 below, Lender hereby waives the Existing Event of Default. This is a limited waiver and shall not be deemed to constitute a waiver of any other Event of Default or any other existing or future breach of the Loan Agreement or any of the Other Agreements or of any other covenant or provision of the Loan Agreement (including the Loan Agreement as amended in this Amendment) or Other Agreements.

2. Amendments to Loan Agreement. In reliance upon the representations and warranties of Borrower set forth in Section 4 below and subject to the conditions to effectiveness set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

(a) The defined term “Second Amendment Effective Date” is hereby added to Section 1 of the Loan Agreement in its appropriate alphabetical order as follows:

“Second Amendment Effective Date” shall mean March 30, 2010.

(b) The definition of the term “Applicable Margin” set forth in Section 1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Applicable Margin” shall mean the margin set forth below with respect to Base Rate Revolving Loans, LIBOR Rate Revolving Loans, Base Rate Term Loans, LIBOR Rate Term Loans, Unused Line Fee, and Letter of Credit Fee as in effect from time to time, as applicable; provided, that as of the Second Amendment Effective Date the Applicable Margin shall be set at Level I until five (5) Business Days after Lender’s receipt of Borrower’s financial statements for two consecutive fiscal quarters delivered pursuant to subsection 9(b) indicating that Borrower’s Fixed Charge Coverage Ratio for the 12 month period ending on the last day of two consecutive fiscal quarters after the Second Amendment Effective Date is equal to or exceeds 1.10:1.00. Thereafter, the Applicable Margin shall be adjusted five (5) Business Days after receipt of Borrower’s financial statements delivered pursuant to subsection 9(b) as of the end of the last month of each fiscal quarter based on Borrower’s Fixed Charge Coverage Ratio for the 12 month period ending on the date of calculation as shown on Borrower’s financial statements delivered pursuant to subsection 9(b) with respect to the last day of such fiscal quarter (provided that, if Borrower fails to deliver financial statements within the time period required by this Agreement, the Applicable Margin shall conclusively be presumed to be equal to the highest level set forth on the chart below from the date such financial statements were required to be delivered until five (5) Business Days after receipt of such financial statements), as set forth on the following chart:

Level	Fixed Charge Coverage Ratio	Applicable Margin Base Rate Revolving Loans	Applicable Margin LIBOR Rate Revolving Loans	Applicable Margin Base Rate Term Loan	Applicable Margin LIBOR Rate Term Loan	Applicable Margin Unused Line Fee*	Applicable Margin Letter of Credit Fee*
I	≤1.10:1.00	2.00%	3.00%	2.25%	3.25%	0.50%	3.00%
II	>1.10:1.00 ≤1.25:1.00	1.75%	2.75%	2.00%	3.00%	0.50%	2.75%
III	>1.25:1.00	1.50%	2.50%	1.75%	2.75%	0.50%	2.50%

*	Stand-alone fee, not a spread over LIBOR or other interest rate

If, as a result of any restatement of or other adjustment to the Borrower’s financial statements or for any other reason, the Lender determines that (a) the Fixed Charge Coverage Ratio as calculated by Borrower as of any date was inaccurate based on Borrower’s error and (b) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Lender promptly on demand by the Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, Lender shall have no obligation to repay any interest or fees to the Borrower.

(c) The definition of the term “Fixed Charges” set forth in Section 1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Fixed Charges” shall mean, for any period, scheduled principal on long-term debt (other than principal payments on the Revolving Loan) and capitalized leases to be paid during such period, plus any prepayments on indebtedness owed to any Person (except trade payables, prepayments of the Loans, and prepayments of up to $520,000 on the Borrower’s industrial revenue bonds made after the Second Amendment Effective date in order to permanently defease such bonds) and paid during such period, plus cash interest expense paid or scheduled to be paid during such period, plus 40% of the amortization of Reusable Surgical Products during such period all on a consolidated basis as to Borrower and its Subsidiaries.

(d) Section 14(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) Tangible Net Worth.

Borrower’s Tangible Net Worth shall not at any time be less than the Minimum Tangible Net Worth; “Minimum Tangible Net Worth” being defined for purposes of this subsection as (x) Thirty Five Million and No/100 Dollars ($35,000,000) from the Second Amendment Effective Date through December 31, 2010 and (y) Thirty Seven Million Five Hundred Thousand and No/100 Dollars ($37,500,000) thereafter; and “Tangible Net Worth” being defined for purposes of this subsection as Borrower’s shareholders’ equity (including retained earnings) minus (i) the book value of all intangible assets as determined by Lender in its Permitted Discretion on a consistent basis plus (ii) the amount of any LIFO reserve plus (iii) the amount of any debt subordinated to Lender, all as determined under GAAP consistent with the financial statement dated May 31, 2008 except as set forth in clause (i) above.

(e) Section 14(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(b) Fixed Charge Coverage Ratio.

As of the last day of each fiscal month set forth below, for the twelve (12) month period ending on such date, Borrower shall not permit its Fixed Charge Coverage Ratio to be less than the corresponding ratio set forth below:

Period Ending	Minimum Fixed Charge Coverage Ratio

February 28, 2010	0.90:1.00

March 31, 2010	0.90:1.00

April 30, 2010	0.90:1.00

May 31, 2010	0.90:1.00

June 30, 2010	0.90:1.00

July 31, 2010	0.90:1.00

August 31, 2010	0.90:1.00

September 30, 2010 and the last day of each month thereafter	1.10:1.00

3. Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions:

(a) Lender shall have received a copy of this Amendment executed by Borrower and Lender;

(b) Lender shall have received payment in full of the Amendment Fee (as defined below);

(c) No Event of Default (other than the Existing Event of Default) shall be in existence as of the date hereof; and

(d) All proceedings taken in connection with the transactions contemplated by this Amendment and all agreements, documents, instruments and other legal matters incident thereto shall be satisfactory to Lender and its legal counsel.

4. Representations and Warranties. To induce Lender to execute and deliver this Amendment, Borrower hereby represents and warrants to Lender that, after giving effect to this Amendment:

(a) All representations and warranties contained in the Loan Agreement and the Other Agreements are true and correct in all material respects on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties remain true and accurate on and as of such earlier date);

(b) No Event of Default (other than the Existing Event of Default) has occurred which is continuing;

(c) This Amendment and the Loan Agreement constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally at law or by equitable principles relating to enforceability; and

(d) The execution and delivery by Borrower of this Amendment does not require the consent or approval of any Person, except such consents and approvals as have been obtained.

5. Release.

(a) In consideration of the agreements of Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably release, remise and forever discharge Lender, its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Amendment, the Loan Agreement, or any of the Other Documents or transactions hereunder or thereunder other than Claims caused by or resulting from the willful misconduct, bad faith or gross negligence of the applicable Releasee.

(b) Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

6. Amendment Fee. Borrower hereby agrees to pay Lender a non-refundable amendment fee (the “Amendment Fee”) in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000) which is fully earned and due and payable on the date hereof.

7. Governing Law. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Any such counterpart which may be delivered by facsimile transmission or electronic mail shall be deemed the equivalent of an originally signed counterpart and shall be fully admissible in any enforcement proceedings regarding this Amendment.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first set forth above.

SRI/SURGICAL EXPRESS, INC.,

By /s/    MARK R. FARIS

Name Mark R. Faris

Title CFO

BANK OF AMERICA, N.A.

By /s/    RICHARD J. PREKENIS

Name Richard J. Prekenis

Title Vice President